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                          SUPER FOOD SERVICES, INC.









                               NOTE AGREEMENT


                        Dated as of November 1, 1989







                      Re: $25,000,000 9.20% Senior Notes
                             Due January 10, 2000





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


                               TABLE OF CONTENTS

                        (Not a part of the Agreement)


SECTION                             HEADING                              PAGE

1.    DESCRIPTION OF NOTES AND COMMITMENT                                 1

      1.1.    Description of Notes                                        1
      1.2.    Commitment, Closing Date                                    1
      1.3.    Other Agreements                                            1

2.    PREPAYMENT OF NOTES                                                 2

      2.1.    Optional Prepayment                                         2
      2.2.    Prepayment on Failure of Holders to Grant
               Certain Consents                                           3
      2.3.    Prepayment on Restricted Change of Control                  3
      2.4.    Notice of Prepayments                                       5
      2.5.    Allocation of Prepayments                                   5
      2.6.    Direct Payment                                              5

3.    REPRESENTATIONS                                                     5

      3.1.    Representations of the Company                              6
      3.2.    Representations of the Purchasers                           6

4.    CLOSING CONDITIONS                                                  6

      4.1.    Closing Certificate                                         6
      4.2.    Legal Opinions                                              6
      4.3.    Related Transactions                                        6
      4.4.    Satisfactory Proceedings                                    6
      4.5.    Legality                                                    7
      4.6.    Waiver of Conditions                                        7

5.    COMPANY COVENANTS                                                   7

      5.1.    Corporate Existence, etc                                    7
      5.2.    Insurance                                                   7
      5.3.    Taxes, Claims for Labor and Materials, Compliance
               with Laws                                                  7
      5.4.    Maintenance Properties                                      8
      5.5.    Nature of Business                                          8
      5.6.    Consolidated Tangible Net Worth                             8
      5.7.    Limitations on Indebtedness                                 8
      5.8.    Limitations on Liens                                        9

                                      -i-

SECTION                             HEADING                              PAGE

      5.9.    Mergers, Consolidations and Sales of Assets                10
      5.10.   Guaranties                                                 12
      5.11.   Repurchase of Notes                                        12
      5.12.   Designation of Joint Ventures                              12
      5.13.   Transactions with Affiliates                               12
      5.14.   Termination of Pension Plans                               13
      5.15.   Reports and Rights of Inspection                           13

6.    EVENTS OF DEFAULT AND REMEDIES THEREFOR                            15

      6.1.    Events of Default                                          15
      6.2.    Notice to Holders                                          16
      6.3.    Acceleration of Maturities                                 16
      6.4.    Recission of Acceleration                                  16

7.    AMENDMENTS, WAIVERS AND CONSENTS                                   17

      7.1.    Consent Required                                           17
      7.2.    Solicitation of Noteholders                                17
      7.3.    Effect of Amendment or Waiver                              18

8.    INTERPRETATION OF AGREEMENT; DEFINITIONS                           18

      8.1.    Definitions                                                18
      8.2.    Accounting Principles                                      23
      8.3.    Directly or Indirectly                                     23

9.    MISCELLANEOUS                                                      23

      9.1.    Registered Notes                                           23
      9.2.    Exchange of Notes                                          23
      9.3.    Loss, Theft, etc. of Notes                                 24
      9.4.    Expenses, Stamp Tax Indemnity                              24
      9.5.    Powers and Rights Not Waived; Remedies
               Cumulative                                                25
      9.6.    Notices                                                    25
      9.7.    Successors and Assigns                                     25
      9.8.    Survival of Covenants and Representations                  25
      9.9.    Severability                                               25
      9.10.   Governing Law                                              25
      9.11.   Captions                                                   25

Signature Page                                                           26



ATTACHMENTS TO NOTE AGREEMENT:

Schedule I      - Names and Addresses of Purchasers

Exhibit A       - Form of 9.20% Senior Note due January 10,2000

Exhibit B       - Closing Certificate of the Company

Exhibit C       - Description of Closing Opinion of Special Counsel

Exhibit D       - Description of Closing Opinion of Counsel to the Company

                            SUPER FOOD SERVICES, INC.
                              3233 NEWMARK DRIVE
                             MIAMISBURG, OHIO  45342

                                 NOTE AGREEMENT

                       Re: $25,000,000 9.20% Senior Notes
                              Due January 10, 2000


                                                                     Dated as of
                                                                November 1, 1989

To the Purchaser named in
 Schedule I which is a signatory
 to this Agreement

Gentlemen:

            The undersigned, SUPER FOOD SERVICES, INC., a Delaware corporation (the "COMPANY"), agrees with you as follows:

SECTION 1. DESCRIPTION OF NOTES AND COMMITMENT.

            1.1. DESCRIPTION OF NOTES. The Company will authorize the issue and sale of $25,000,000 aggregate principal amount of its 9.20% Senior Notes (the "NOTES") to be dated the date of issue, to bear interest from such date at the rate of 9.20% per annum, payable quarterly on the tenth day of each January, April, July and October in each year (commencing April 10, 1990) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 10.20% per annum after maturity, whether by acceleration or otherwise, until paid, to be expressed to mature of January 10, 2000, and to be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in
Section 2 of this Agreement. The term "NOTES" as used herein shall include each Note delivered pursuant to this Agreement and the separate agreements with the other purchasers named in Schedule I. You and the other purchases named in Schedule I are hereinafter sometimes referred to as the "PURCHASERS".

            1.2. COMMITMENT, CLOSING DATE. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, Notes of the Company in the aggregate principal amount set forth oposite your name

Super Food Services, Inc.
                                                                  Note Agreement


in Schedule I, at a price of 100% of the principal amount thereof on the Closing Date hereinafter mentioned.

            Delivery of the Notes will be made at the offices of Chapman and Cutler, 111 West Monroe, Chicago, Illinois 60603, against payment therefor in Federal of other funds current and immediately available at the principal office of Society Bank, N.A., in Dayton, Ohio in the amount of the purchase price at 10:00 A.M., Chicago time, on February 6, 1990 or such later date (not later that February 15, 1990) as shall be mutually agreed upon by the Company and the Purchasers (the "CLOSING DATE"). The Notes delivered to you on the Closing Date will be delivered to you in the form of a single registered Note for the full amount of your purchase (unless different denominations are specified by you), registered in your name or in the name of such nominee as you may specify and in substantially the form attached hereto as Exhibit A, all as you may specify at any time prior to the date fixed for delivery.

            1.3. OTHER AGREEMENTS. Simultaneously with the execution and delivery of this Agreement, the Company is entering into similar agreements with the other Purchasers under which such other Purchasers agree to purchase from the Company the principal amount of Notes set opposite such Purchasers' names in Schedule I, and your obligation and the obligations of the Company hereunder are subject to the execution and delivery of the similar agreements by the other Purchasers. The obligations of each Purchaser shall be several and not joint and no Purchaser shall be liable or responsible for the acts of any other Purchaser.

SECTION 2. PREPAYMENT OF NOTES.

            2.1. OPTIONAL PAYMENT. Upon compliance with Section 2.4, the Company shall have the privilege at any time and from time to time, on or after January 10, 1993, of prepaying the outstanding Notes, either in whole or in part (but if in part, then in units in excess of $100,000) by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Premium, determined five business Days prior to the date of such prepayment.

            "MAKE-WHOLE PREMIUM" shall mean, in connection with a prepayment pursuant to this Section 2.1 (or a payment pursuant to an Event of Default), the excess, if any, of (i) the aggregate present value as of the date of such prepayment of each dollar of principal being prepaid and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such dollar is such prepayment had not been made, determined by discounting such amounts at the Reinvestment Rate from January 10, 2000, over (ii) 100% of the principal amount of the outstanding Notes being prepaid. If the Reinvestment Rate is equal to or higher than 9.20%, the Make-Whole Premium shall be zero.

            "REINVESTMENT RATE" shall mean .60% plus the arithmetic mean of the yields under the respective headings "THIS WEEK" and "LAST WEEK" published in the Statistical Release under the caption "TREASURY CONSTANT MATURITIES" for the maturity (rounded to the nearest month) corresponding to the period from the date of determination of the premium hereunder up to but not including, January 10, 2000, (such

Super Food Services, Inc.
                                                                  Note Agreement


period being referred to as the "NOTE MATURITY PERIOD"). If no maturity exactly corresponds to such Note Maturity Period, yields for the two published maturities most closely corresponding to such Note Maturity Period shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the premium hereunder shall be used.

            "STATISTICAL RELEASE" shall mean the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which established yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66-2/3% in aggregate principal amount of the outstanding Notes.

            2.2. PREPAYMENT ON FAILURE OF HOLDERS TO GRANT CERTAIN CONSENTS. In the event that the Company shall in good faith request in writing that the holders of the Notes consent to an amendment of waiver of the provisions of this Agreement to the extent necessary to permit a proposed bona fide merger, acquisition, investment, corporate reorganization, recapitalization or other transaction which would otherwise violate the provisions of this Agreement and, in any such case, the holders of less than 66-2/3% in aggregate principal amount of the Notes outstanding within a period of 30 days following the date of receipt of such request (the "30-Day Period) shall have irrevocably granted or irrevocably agreed to grant such consent, then the Company may, in order to permit such transaction, upon giving the notice required in Section 2.4 on any date within 90 days after the expiration of the 30-Day Period, prepay all (and not less than all) Notes held by each holder of a Note which has failed or refused to grant of agree to grant such consent of execute and deliver appropriate amendments, consents or waivers with respect thereto. Any such prepayment of Notes pursuant to this
Section 2.2 shall be made by payment of the aggregate principal amount remaining unpaid on such Notes, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Nonconsent Make-Whole Premium with respect to the principal amount of the Notes being prepaid, determined five Business Days prior to the date of such prepayment.

            The "NONCONSENT MAKE-WHOLE PREMIUM" shall be determined in the same manner as the Make-Whole Premium except that the reference to ".60%" contained in the definition of the term "REINVESTMENT RATE" shall read ".25%" in the case of a determination of the Non-Consent Make-Whole Premium.

            2.3. PREPAYMENT ON RESTRICTED CHANGE OF CONTROL. (a) In the event that a Restricted Change of Control Date shall occur, the Company shall give written notice (the "COMPANY NOTICE") of such fact not more than five Business Days after any such Change in Control Date to all holders of the Notes. The Company Notice shall (i) describe the facts and circumstances of the Restricted Change of Control in reasonable detail, (ii) describe the Consolidated Total Capitalization, Consolidated Tangible Net Worth and Debt of the Company outstanding after such Restricted Change of Control, (iii) contain an offer by the Company to purchase all of the outstanding Notes in full

Super Food Services, Inc.                                      Note Agreement

together with accrued interest to the date of purchase and (iv) set forth the date which shall not be less than 30 nor more than 60 days following the date of the Company Notice, on which the Company will make such purchase. Each holder of the Notes shall have the right to accept such offer and require purchase of the Notes held by such holder in full by written notice to the Company given within 30 days following receipt of the Company Notice.

           (b) In the event the Company fails to give the Company Notice as required above, each holder of the Notes shall have the right to require the Company to purchase such holder's Notes in full, together with accrued interest thereon to the date of purchase. Notice of a required purchase pursuant to this paragraph of Section 2.3(b) shall be delivered by any holder of Notes to the Company not more than 90 days after such holder has actual knowledge of such Restricted Change of Control. On the date designated in such holder's notice (which shall be not less than 10 Business Days after the date such notice is delivered to the Company), the Company shall purchase all Notes held by such holder together with accrued interest thereon to the date of purchase.

           "CHANGE OF CONTROL" shall mean any event or happening which after the Closing Date results in the legal or beneficial ownership of more than 50% of the outstanding shares of Voting Stock of the Company being owned by any Control Group.

           "CONTROL GROUP" shall mean any Person or group of Persons acting in concert.

           "MANAGEMENT BUY-OUT" shall mean a Change of Control which satisfies the following conditions: (i) the Control Group includes, and is under the general direction and control of, a member or members of the Management Team; (ii) prior to the consummation of the Change of Control, (x) the Board of Directors shall have approved the proposed Change of Control and
(y) a majority of the members of such Board of Directors shall have been duly elected or appointed prior to any public announcement or public filing relating to a proposed Change of Control; and (iii) immediately after giving effect to such Change of Control, members of the Control Group who are included in the Management Team are employed by the Company in positions of the same or greater responsibility as the positions held by such members of the Management Team immediately prior to the Change of Control.

           "MANAGEMENT TEAM" shall mean Jack Twyman, John Demos, Sam Robinson, I. James Potter, Al Bunshtan, Robert F. Koogler, George Gayda, Richard Metzgar, John Batista, Doug Koenig and any other person who may from time to time in the ordinary course of business be elected to serve as the Chairman of the Board, Vice Chairman of the Board or President of the Company by a majority vote of the Board of Directors PROVIDED, that those individuals voting in favor of such election who were also on the Board of Directors of the Company as of the Closing Date shall constitute a majority of the Board of Directors of the Company at the time of such election.

           "RESTRICTED CHANGE OF CONTROL" shall mean and include any Change of Control which is not a Management Buy-Out.

           "RESTRICTED CHANGE OF CONTROL DATE" shall mean any date upon which a Restricted Change of Control shall have occurred.

Super Food Services, Inc.                                        Note Agreement


           2.4. NOTICE OF PREPAYMENTS. The Company will give notice of any prepayment of the Notes pursuant to Section 2.1 or Section 2.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date, (ii) the section of this Agreement under which the prepayment is to be made, (iii) the entire principal amount of the holder's Notes to be prepaid on such date, and (iv) the estimated premium, if any, and (v) accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with the premium, if any, and accrued interest thereon shall become due and payable on the prepayment date. The Company will also give written notice to each holder of the Notes, by telecopy or other same day written communication, setting forth the computation and amount of any premium payable in connection with such prepayment at least three Business Days prior to the date of such prepayment.

           2.5. ALLOCATION OF PREPAYMENTS. All partial prepayments pursuant to Section 2.1 shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof but only in units of $1,000, and to the extent that such ratable application shall not result in an even multiple of $1,000, adjustment may be made by the Company to the end that successive applications shall result in substantially ratable payments.

           2.6. DIRECT PAYMENT. Notwithstanding anything to the contrary in this Agreement or the Notes, in the case of any Note owned by a Purchaser or its nominee or owned by any other institutional holder who has given written notice to the Company requesting that the provisions of this Section shall apply, the Company will promptly and punctually pay when due the principal thereof and premium, if any, and interest thereon, without any presentment thereof directly to such Purchaser or such subsequent holder at the address of such Purchaser set forth in Schedule I or at such other address as such Purchaser or such subsequent holder may from time to time designate in writing to the Company or, if a bank account is designated for such Purchaser on Schedule I hereto or in any written notice to the Company from such Purchaser or any such subsequent holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account of such Purchaser or such holder in any bank in the United States as the Purchaser or any such subsequent holder may from time to time direct in writing. The holder of any Notes to which this Section applies agrees that in the event it shall sell or transfer any such Notes (i) it will, prior to the delivery of such Notes (unless it has already done so), make a notation thereon of all principal, if any, prepaid on such Notes and will also note thereon the date to which interest has been paid on such Notes, and (ii) it will promptly notify the Company of the name and address of the transferee of any Notes so transferred. With respect to Notes to which this Section applies, the Company shall be entitled to presume conclusively that the original or such subsequent institutional holder as shall have requested the provisions hereof to apply to its Notes remains the holder of such Notes until (y) the Company shall have received notice of the transfer of such Notes, and of the name and address of the transferee, or (z) such Notes shall have been presented to the Company as evidence of the transfer.

Super Food Services, Inc.                                     Note Agreement

SECTION 3. REPRESENTATIONS.

           3.1. REPRESENTATIONS OF THE COMPANY. The Company represents and warrants that all representations set forth in the form of certificate attached hereto as Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

           3.2. REPRESENTATIONS OF THE PURCHASERS. You represent, and in entering into this Agreement the Company understands, that you are acquiring the Notes for the purpose of investment and not with a view to the resale or distribution thereof, and that you have no present intention of selling, negotiating or otherwise disposing of the Notes; PROVIDED that the disposition of your property shall at all times be and remain within your control. You further represent that you are acquiring the Notes for your own account and with your general corporate assets and not with the assets of any separate account in which any employee benefit plan has any interest. The acquisition of the Notes by the Purchasers on the Closing Date shall constitute the Purchasers reaffirmation of such representation. The acquisition of the Notes by the Purchasers on the Closing Date shall constitute the Purchasers reaffirmation of such representation. As used in this Section, the terms "separate account" and "employee benefit plan" shall have the respective meanings assigned to them in the Employee Retirement Income Security Act of 1974.

SECTION 4. CLOSING CONDITIONS.

           Your obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

           4.1. CLOSING CERTIFICATE. Concurrently with the delivery of Notes to you on the Closing Date, you shall have received a certificate dated the Closing Date, signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President of the Company substantially in the form attached hereto as Exhibit B, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes proposed to be sold to you.

           4.2. LEGAL OPINIONS. Concurrently with the delivery of Notes to you on the Closing Date, you shall have received from Chapman and Cutler, who are acting as your special counsel in this transaction, and from John Demos, Esquire, Vice Chairman of the Board, Secretary and General Counsel of the Company, their respective opinions dated the Closing Date, in form and substance satisfactory to you, and covering the matters set forth in Exhibits C and D, respectively, hereto.

           4.3. RELATED TRANSACTIONS. Prior to or concurrently with the issuance and sale of Notes to you, the Company shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold on the Closing Date pursuant to this Agreement and the other agreements referred to in Section 1.3.

           4.4. SATISFACTORY PROCEEDINGS. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you and your

Super Food Services, Inc.                         Note Agreement



special counsel, and you shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

          4.5. LEGALITY. The Notes shall qualify as a legal investment for you under the laws and regulations of each jurisdiction to which you are subject (without reference to any so-called "basket" provision which permits the making of an investment without restrictions as to the character of the particular investment being made) and you shall have received such information as you shall reasonably request from the Company to establish such fact.

          4.6. WAIVER OF CONDITIONS. If on the Closing Date the Company fails to tender to you the Notes to be issued to you on such date or if the conditions specified in this Section 4 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in this Section 4 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this Section 4.6 shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.

SECTION 5. COMPANY COVENANTS.

          From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

          5.1. CORPORATE EXISTENCE, ETC. The Company will preserve and keep in force and effect, and will cause each Subsidiary to preserve and keep in force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business, provided that the foregoing shall not prevent any transaction permitted by Section 5.9.

          5.2. INSURANCE. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

          5.3. TAXES, CLAIMS FOR LABOR AND MATERIALS, COMPLIANCE WITH LAWS. The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a lien or charge upon any property of the Company or such Subsidiary; PROVIDED the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and (ii) the Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

Super Food Services, Inc.                         Note Agreement



The Company will promptly comply and will cause each Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, the Employee Retirement Income Security Act of 1974 and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which would materially and adversely affect the properties, business, prospects, profits or condition of the Company and its Subsidiaries or would result in any lien or charge upon any property of the Company or any Subsidiary.

          5.4. MAINTENANCE OF PROPERTIES. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

          5.5. NATURE OF BUSINESS. The Company and its Subsidiaries are primarily engaged in the distribution of food products, health and beauty aids, general merchandise and non-food items. The Company and its Subsidiaries are also engaged from time to time in the operation of retail food stores, the distribution of institutional food service products and the manufacture and distribution of food products. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries, would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

          5.6. CONSOLIDATED TANGIBLE NET WORTH. The Company will at all times keep and maintain Consolidated Tangible Net Worth at an amount not less than the sum of (i) $70,000,000 PLUS (ii) 50% of Consolidated Net Income for each fiscal year beginning on or after August 25, 1990; PROVIDED that for the purposes of any determination under this Section 5.6, if Consolidated Net Income for any particular fiscal year is a deficit figure, then Consolidated Net Income shall, for that particular fiscal year, be deemed to be zero.

          5.7.  LIMITATIONS ON INDEBTEDNESS.

          (a) The Company will not, and will not permit any Subsidiary to create, assume or incur or in any manner be or become liable in respect of any Funded Debt, except:

          (1) the Notes;

          (2) Funded Debt of the Company and its Subsidiaries outstanding on the date hereof and described in Annex B to Exhibit B hereto, and all extensions, renewals, refundings or replacements thereof, in each case, without increase in principal amount;

          (3) additional Funded Debt of the Company and its Subsidiaries, PROVIDED that at the time of the issuance thereof, and after giving effect thereto and to the application of the proceeds thereof, Consolidated Funded Debt shall not exceed 60% of Consolidated Total Capitalization; and

Super Food Services, Inc.                         Note Agreement



          (4) Funded Debt of the Company to a Subsidiary; and

          (5) Funded Debt of a Subsidiary to the Company or to another
Subsidiary.

          (b) Any corporation which becomes a Subsidiary after the date hereof shall for all purposes of this Section 5.7 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Funded Debt of such corporation existing immediately after it becomes a Subsidiary.

          5.8. LIMITATION ON LIENS. The Company will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, expect:

          (a) liens for property taxes and assessments or governmental charges or levies and liens securing claims or demands of mechanics and materialmen, PROVIDED that payment thereof is not at the time required by
Section 5.3;

          (b) liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

          (c) liens, charges, encumbrances and priority claims incidental to the conduct of business or the ownership of properties and assets (including warehousemen's and attorneys' liens and statutory landlords' liens) and deposits, pledges or liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, PROVIDED in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

          (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Subsidiaries;

          (e) mortgages, liens or security interests securing Indebtedness of a Subsidiary to the Company or to another Subsidiary;

         (f) mortgages, liens, conditional sale contracts, security interests or other arrangements for the retention of title (including Capitalized Leases) existing on the date hereof, securing Funded Debt of the Company or any Subsidiary outstanding on such date (including any renewals, extensions or replacements thereof, PROVIDED, that there is no increase in the aggregate principal amount of the Funded Debt secured thereby and no additional property is secured);

         (g) mortgages, liens, conditional sale contracts, security interests or other arrangements for the retention of title (including Capitalized Leases) incurred after the date hereof given to secure the payment of the purchase price incurred in connection with the acquisition of property useful and intended to be used in carrying on the business of the Company or a Subsidiary, including liens existing on such property at the time of acquisition thereof or at the time of acquisition by the Company or a Subsidiary of any business entity then owning such property, whether or not such existing liens were given to secure the payment of the purchase price of the property to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, PROVIDED that (i) the lien or charge shall attach solely to the property acquired or purchased, (ii) except for liens existing on property at the time of acquisition thereof or of any business entity then owning such property, the lien or charge shall attach at the time of acquisition of such property or, if such property is being constructed by the Company or a Subsidiary, within 150 days after completion of construction, (iii) at the time of acquisition of such property, the aggregate amount remaining unpaid on all Indebtedness secured by liens on such property whether or not assumed by the Company or a Subsidiary shall not exceed an amount equal to 100% of the lesser of the total purchase price of fair market value at the time of acquisition of such property (as determined in good faith by the Board of Directors of the Company), and (iv) all such Indebtedness shall consist of Funded Debt of the Company or any Subsidiary which shall have been incurred within the limitations set forth in SECTION5.7(a)(3); and

         (h) liens, in addition to the liens permitted by the preceding clauses (a) through (g) hereof, securing Funded Debt of the Company or any Subsidiary PROVIDED, that (i) all Funded Debt secured by such liens shall not at any time exceed an amount equal to 20% of Consolidated Tangible Net Worth and (ii) all such Funded Debt shall have been incurred within the limitations set forth in SECTION5.7(a)(3).

         5.9.  MERGERS, CONSOLIDATIONS AND SALES OF ASSETS.

         (a) The Company will not, and will not permit any Subsidiary to (i) consolidate with or be a party to a merger with any other corporation or (ii) sell, transfer or otherwise dispose of all or any substantial part (as defined in paragraph (d) of this SECTION5.9) of assets of the Company and Subsidiaries, PROVIDED, HOWEVER that:

         (1) any Subsidiary may merge or consolidate with or into (i) the Company or any Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation or, if the Company is not the surviving or continuing corporation, the surviving or continuing corporation shall expressly assume in writing the obligations of the Company under this Agreement and under the Notes and, at the time of such merger or consolidation, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing of (ii) any other corporation so long as (x) at the time of such merger or consolidation and after giving effect thereto no Default or Event of Default shall have occurred and be continuing and (y) if the surviving corporation shall not be a Subsidiary, the assets of such Subsidiary do not constitute a substantial part of the assets of the Company and its Subsidiaries; and

         (2) the Company may consolidate or merge with any other corporation if the Company shall be the surviving or continuing corporation or, if the Company is not the surviving or continuing corporation, the surviving or continuing corporation shall expressly assume in writing the obligations of the Company under this Agreement and under the Notes and, at the time of such merger or consolidation and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

         (3) any Subsidiary may sell, transfer or otherwise dispose of all or any substantial part of its assets to the Company or any Subsidiary.

         (b) The Company will not permit any Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purpose of this SECTION5.9, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Subsidiary to any Person other than the Company or a Wholly-Owned Subsidiary, except (i) for the purpose of qualifying directors, or (ii) in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and/or a Subsidiary whereby the Company and/or such Subsidiary maintain their same proportionate interest in such subsidiary of (iii) sales of Minority Interests in Subsidiaries, but only if such Minority Interests could then be sold without violation of any of the terms or provision of this Agreement, including without limitation, limitations on the sale of assets contained in SECTION5.9(a).

         (c) The Company will not sell, transfer or otherwise dispose of any shares of stock in any Subsidiary (except to qualify directors), and will not permit any Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Subsidiary) any shares of stock of any other Subsidiary, unless:

         (1) the Board of Directors of the Company shall have determined, as evidenced by resolution thereof, that the retention of such stock is no longer in the best interests of the Company;

         (2) such stock is sold, transferred or otherwise disposed of to a Person, for consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory; and

         (3) such sale or other disposition does not involve a substantial part of the assets of the Company and its Subsidiaries.

         (d) As used in this SECTION5.9, a sale, transfer or other disposition of assets shall be deemed to be or involve a "substantial part" of the assets of the Company and its Subsidiaries only if the book value of such assets (including Minority Interests issued or sold) when added to the book value of all other assets (including Minority Interests issued or sold) sold, transferred or otherwise disposed of by the Company and its Subsidiaries (other than in the ordinary course of business and other than assets sold, transferred or disposed of to the Company or by a Subsidiary to another Subsidiary) during the same fiscal year, exceeds 10% of Consolidated Assets of the Company and its Subsidiaries determined as of the end of the immediately preceding fiscal quarter, PROVIDED, that any such sales or transfers shall be excluded from any determination hereunder if and to the extent that the proceeds thereof are applied within 6 months after such sale or transfer to the acquisition or construction of assets used and useful in the business of the Company and its Subsidiaries.

         (e) Notwithstanding the restrictions set forth in SECTION5.9(b) and SECTION5.9(c), the Company and any Subsidiary may, at any time, issue and sell shares of stock of any Joint Venture to any Person if at the time of any such sale and after giving effect thereto, no Default or Event of Default shall have occurred or be continuing (other than a Default or Event of Default which would have occurred as a result of such sale in the absence of the provisions of this SECTION5.9(e)).

         5.10. GUARANTIES. The Company will not and will not permit any Subsidiary to become or be liable in respect of any Guaranty except Guaranties of the Company or any Subsidiary which are limited in amount to stated maximum dollar exposure and either (i) are included in Consolidated Funded Debt or (ii) consist of Retail Guaranties.

         5.11. REPURCHASE OF NOTES. Neither the Company nor any Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless the offer has been made to repurchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Company repurchases any Notes, such Notes shall thereafter be cancelled and no Notes shall be issued in substitution therefor.

         5.12. JOINT VENTURES. (a) The Company may designate any Subsidiary or investment as a Joint Venture by notifying, in writing, each holder of the Notes that the chief financial officer of the Company has made such designation, PROVIDED, that no Subsidiary or investment may be designated as a Joint Venture under this SECTION5.12(a) unless, at the time of designation, no Default or Event of Default shall have occurred and be continuing (including any Default or Event of Default under SECTION5.12(b)) and any Subsidiary which is to be designated as a Joint Venture shall have no investment in the Company or any other Restricted Subsidiary.

         (b) The Company shall not at any time permit the aggregate amount of assets of all Joint Ventures (determined in accordance with generally accepted accounting principles) to exceed an amount equal to $5,000,000.

         (c) Once a Subsidiary or investment has been designated as a Joint Venture in accordance with SECTION5.12(a), such designation shall be irrevocable.

         5.13. TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the

Super Food Services, Inc.                                         Note Agreement


Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

        5.14. TERMINATION OF PENSION PLANS. The Company will not and will not permit any Subsidiary to permit any employee benefit plan maintained by it to be terminated in a manner which could result in the imposition of a lien on any property of the Company or any subsidiary pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974, as amended.

        5.15. REPORTS AND RIGHTS OF INSPECTION. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary, in accordance with generally accepted principles of accounting consistently maintained (except for changes disclosed in the financial statements furnished to you pursuant to this Section 5.15 and concurred in by the independent public accountants referred to in Section 5.15(b) hereof), and will furnish to you so long as you are the holder of any Note and to each other institutional holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

        (a) QUARTERLY STATEMENTS. As soon as available and in any event within 60 days after the end of each quarterly fiscal period (except the last) of each fiscal year, duplicate copies of:

                (1) consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the close of such quarter setting forth in comparative form the consolidated figures for the end of the preceding fiscal year,

                (2) consolidated and consolidating statements of income and retained earnings of the company and its Subsidiaries for such quarterly period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, and

                (3) consolidated and consolidating statements of cash flows of the Company and its Subsidiaries for the portion of the fiscal year ending with such quarter, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct, by an authorized financial officer of the Company;

        (b) ANNUAL STATEMENTS. As soon as available and in any event within 120 days after the close of each fiscal year of the Company, duplicate copies of:

                (1) consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the close of such fiscal year, and

                (2) consolidated and consolidating statements of income and retained earnings and cash flows of the Company and its Subsidiaries for such fiscal year,

Super Foods Services, Inc.                                        Note Agreement


     in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the financial condition of the Company and its Subsidiaries and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and accordingly includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

          (c) AUDIT REPORTS. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Subsidiary;

          (d) SEC AND OTHER REPORTS. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries;

          (e) REQUESTED INFORMATION. Wish reasonable promptness, such other data and information as you or any such institutional holder may reasonably request;

          (f) OFFICER'S CERTIFICATES. Within the periods provided in paragraphs (9a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of the Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Section 5.6 through Section 5.14, inclusive, at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto; and

          (g) ACCOUNTANT'S CERTIFICATES. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof.

Super Food Services, Inc.                                         Note Agreement


Without limiting the foregoing, the Company will permit you, so long as you are the holder of any Note, and each institutional holder of the then outstanding Notes (or such Persons as either you or such holder may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any subsidiary, to examine all their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested. The Company shall not be required to pay or reimburse you or any such holder for expenses which you or any such holder may incur in connection with any such visitation or inspection.

SECTION 6. EVENTS OF DEFAULT AND REMEDIES THEREFOR.

        6.1. EVENTS OF DEFAULT. Any one of more of the following shall constitute an "Event of Default" as the term is used herein:

        (a) Default shall occur in the payment of interest on any Note when the same shall have become due and payable and such default shall have continued for five business Days; or

        (b) Default shall occur in the making of any payment of principal on any Note or premium, if any, thereon at the expressed, or any accelerated, maturity date or at any date fixed for prepayment; or

        (c) Default shall be made in the payment of the principal of or interest on any Material Indebtedness, as and when the same shall become due and payable by the lapse of time, by declaration, by call for redemption or otherwise, and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

        (d) Any holder or holders of any Material Indebtedness shall demand payment of all or any portion or the principal amount of such Material Indebtedness at any time prior to the scheduled installment payments thereof, if any, or expressed maturity thereof, pursuant to the exercise by such holder or holders of any right of acceleration, right to "put" or other similar rights; or

        (e) Default shall occur in the observance or performance of any covenant, agreement or other provision of this Agreement which is not remedied within 30 days after written notice thereof to the Company by the holder of any Note; or

        (f) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

Super Food Services, Inc.                                        Note Agreement

         (g) The Company or any Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Subsidiary applies for or consents to the appointment of a custodian, trustee or receiver for the Company or such Subsidiary or for the major part of the property of either; or

         (h) A custodian, trustee or receiver is appointed for the Company or any Subsidiary or for the major part of the property of either and is not discharged within 30 days after such appointment; or

         (i) Final judgement or judgments for the payment of money aggregating in excess of $5,000,000 is or are outstanding against the Company or any Subsidiary or against any property or assets of either and any one of such judgements has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

         (j) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, are consented to or are not dismissed within 60 days after such institution.

         6.2. NOTICE TO HOLDERS. When any Event of Default described in the foregoing SECTION 6.1 has occurred, or if the holder of any Note or of any other evidence of Indebtedness of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three business days of such event to all holders of the Notes then outstanding, such notice to be in writing and sent by registered mail, certified mail, telegram or overnight courier.

         6.3. ACCELERATION OF MATURITIES. When any Event of Default described in paragraph (a) or (b) of SECTION 6.1 has happened and is continuing, any holder of any Note may, and when any Event of Default described in paragraphs (c) through (i), inclusive , of said SECTION 6.1 has happened and is continuing, the holder or holders of 51% or more of the principal amount of Notes at the time outstanding may, by notice in writing sent by registered or certified mail to the Company, declare the entire principal and all interest accrued on all Notes to be , and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (j) of SECTION 6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent permitted by law, a premium in the amount of the amount which would be payable if the Company then had elected to prepay the Notes pursuant to SECTION 2.1 determined as of the date of the declaration of acceleration. No course of dealing on the part of any Noteholder nor any delay or failure on the part of any Noteholder to exercise any right shall operate as a waive of such right or otherwise prejudice such holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

Super Food Services, Inc.                                        Note Agreement

         6.4. RESCISSION OF ACCELERATION. The provisions of SECTION 6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs
(a) through (i), inclusive, of SECTION 6.1, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, PROVIDED that at the time such declaration is annulled and rescinded:

         (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

         (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under SECTION 6.3) shall have duly paid; and

         (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to SECTION 7.1;

and PROVIDED FURTHER, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.


SECTION 7. AMENDMENTS, WAIVERS AND CONSENTS.

         7.1. CONSENT REQUIRED. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 66-2/3% in aggregate principal amount of outstanding Notes; PROVIDED that without the written consent of the holders of all of the Notes then outstanding, no such waiver, modification, alteration or amendment shall be effective (i) which will change the time of payment (including any prepayment required by SECTION 2.1) of the principal of or the interest on any Note or reduce the principal amount thereof or change the rate of interest theron, or (ii) which will change any of the provisions with respect to optional prepayments, or
(iii) which will change the percentage of holders of the Notes required to consent to any such amendment, alteration or modification or any of the provisions of this SECTION 7.

         7.2. SOLICITATION OF NOTEHOLDERS. The Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be applied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this SECTION 7.2 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes. The Company will not, directly or indirectly, pay or

Super Food Services, Inc.                                        Note Agreement

cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Notes of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes them outstanding.

         7.3. EFFECT OF AMENDMENT OR WAIVER. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waiver or impair any right consequent thereon.


SECTION 8.  INTERPRETATION OF AGREEMENT; DEFINITIONS.

         8.1 DEFINITIONS. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

         "AFFILIATE" shall mean any Person (other than a Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contrast or otherwise.

         "BUSINESS DAY" shall mean any day of the week (excluding Saturday or Sunday) on which bank in New York, New York are not obligated by law to close.

         "CAPITALIZED LEASE" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles.

         "CAPITALIZED RENTALS" shall mean as of the date of any determination the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which the Company or any Subsidiary is a lessee would be reflected as a liability on a consolidated balance sheet of the Company and its Subsidiaries.

         "CONSOLIDATED ASSETS" shall mean as of the date of determination thereof, all assets of the Company and its Subsidiaries determined to a consolidated basis in accordance with generally accepted accounting principles excluding Intangible Assets and assets consisting of the investment of the Company or any Subsidiary in any Joint Venture.

         "CONSOLIDATED CURRENT ASSETS" and "CONSOLIDATED CURRENT LIABILITIES" shall mean assets and liabilities of the Company and its Restricted Subsidiaries on a consolidated basis as shall be determined in accordance with generally accepted accounting principles to constitute current assets and current liabilities, respectively.

Super Food Services, Inc.                                       Note Agreement


         "CONSOLIDATED NET INCOME" for any period shall mean the gross revenues of the Company and its Subsidiaries for such period LESS all expenses and other proper charges (including taxes on income), determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied and after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

         (a)  any extraordinary gains or losses;

         (b) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

         (c) net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner, realized by such other corporation prior to the date of such acquisition;

         (d) net earnings and losses of any corporation (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;

         (e) net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions;

         (f) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary;

         (g) earnings resulting from any reappraisal, revaluation or write-up of assets;

         (h) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; and

         (i) any gain arising from the acquisition of any Securities of the Company or any Subsidiary; and

         "CONSOLIDATED TANGIBLE NET WORTH" shall mean, as of the date of any determination thereof, the sum of (i) shareholders' equity PLUS (ii) preferred stock PLUS (iii) Minority Interests (all as indicated on the most recent quarterly or annual balance sheet of the Company and its Subsidiaries) MINUS (a) Intangible Assets and (b) the value of the investment of the Company and its Subsidiaries in Joint Ventures, all determined in accordance with generally accepted accounting principles consolidating the Company and its Subsidiaries.

         "CONSOLIDATED TOTAL CAPITALIZATION" shall mean, as of the date of any determination thereof, the sum of (i) Consolidated Funded Debt and (ii) Consolidated Tangible Net Worth.

Super Food Services, Inc.                                       Note Agreement


         "CONSOLIDATED WORKING CAPITAL" shall mean, as of the date of any determination thereof, the total amount of all Current Assets of the Company and its Subsidiaries minus the Current Liabilities of the Company and its Subsidiaries, all determined in accordance of generally accepted accounting principles.

         "DEBT" shall mean, as of the date of any determination thereof;

            (i)  Indebtedness for borrowed money;

           (ii) Indebtedness representing the deferred purchase price of property, but excluding accounts payable and accrued liabilities arising in, and on terms customary in, the ordinary course of the business of the Company and its Subsidiaries;

          (iii) Indebtedness which is evidenced by acceptances, notes or other instruments;

           (iv)  Capitalized Rentals;

            (v)  Reimbursement obligations under all letters of credit; and

           (vi)  Guaranties;

of the Company or any of its Subsidiaries. Debt shall not include any unfunded obligations which the Company or any Subsidiary may have from time to time in respect of pension plans of the Company or any Subsidiary.

         "DEFAULT" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default as defined in Section 6.1.

         "FUNDED DEBT" of any person shall mean (i) all Debt having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), (ii) Revolving Credit Debt, (iii) all Capitalized Rentals, and (iv) all Guaranties of Funded Debt of others. Funded Debt shall not include (i) Retail Guaranties in an aggregate amount not in excess of 5% of Concolidated working Capital and (ii) the so-called "current portion" of long term debt. "Concolidated" when used as a prefix to any Funded Debt shall mean the aggregate amount of all such Funded Debt of the Company and its Subsidiaries on a consolidated basis eliminating intercompany items.

         "GUARANTIES" by any person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or

Super Food Services, Inc.                                       Note Agreement


obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability, or dividend.

         "INDEBTEDNESS" of any Person shall mean and include all obligations of such Person which in accordance with generally accepted accounting principles shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, and (iv) Capitalized Rentals under any Capitalized Lease. For the purpose of computing the "Indebtedness" of any Person, there shall be excluded any particular Indebtedness to the extent that, upon or prior to the maturity thereof, there shall have been deposited with the proper depositary in trust the necessary funds (or evidence of such Indebtedness, if permitted by the instrument creating such Indebtedness) for the payment, redemption, or satisfaction of such Indebtedness; and thereafter such funds and evidences of Indebtedness so deposited shall not be included in any computation of the assets of such Person.

         "INTANGIBLE ASSETS" shall mean as of the date of any determination thereof, the total amount of all assets of the Company and it Subsidiaries consisting of goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets other than prepaid insurance, workers compensation insurance and prepaid taxes, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" in accordance with generally acceptable accounting principles.

         "JOINT VENTURES" shall mean any Subsidiary or other investments of the Company or any Subsidiary which has been designated as a Joint Venture by the Company's chief financial officer in accordance with the provisions of
Section 5.12(a) hereof, it being agreed that any Subsidiary shall no longer be deemed to be a Subsidiary for the purposes of this Agreement after it has been properly designated as a Joint Venture.

         "MATERIAL INDEBTEDNESS" shall mean at any time one or more obligations of the Company or any Subsidiaries for borrowed money or in respect of interest rate

Super Food Services, Inc.
                                                                  Note Agreement


swaps, interest rate exchange agreements, currency swaps or currency exchange agreements (however denominated) which individually or in the aggregate have, or relate to, an unpaid principal amount of more than $5,000,000.

            "MINORITY INTERESTS" shall mean any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

            "PERSON" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

            "RENTALS" shall mean and include all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, in any, required to be paid by the lessee regardless of sales volume or gross revenues.

            "RETAIL GUARANTIES" shall mean, as of the date of determination thereof, all Guaranties of the Company entered into in the ordinary course of business guaranteeing the obligations of any retail grocer that is a regular customer of the Company, which obligations of such retail grocer were incurred for valid business purposes.

            "REVOLVING CREDIT DEBT" shall mean any Indebtedness for borrowed money outstanding under a revolving credit or similar agreement the terms of which provide for borrowing money (including extensions and renewals thereof) for a period equal to or exceeding one year, notwithstanding that such Indebtedness for borrowed money may be payable on demand or within one year from the date of creation thereof.

            "SECURITY" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

            The term "SUBSIDIARY" shall mean, as to any particular parent corporation, any corporation of which more than 50% (by number of votes) of the Voting Stock shall be owned by such parent corporation and/or one or more corporations which are themselves subsidiaries of such parent corporation. The term "SUBSIDIARY" shall mean a subsidiary of the Company.

Super Food Services, Inc.                                     Note Agreement

            "VOTING STOCK" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the board of directors (or Persons performing similar functions).

            "WHOLLY-OWNED" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Indebtedness for borrowed money shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

            8.2. ACCOUNTING PRINCIPLES. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with generally accepted accounting principles, to the extent applicable, except where such principles are inconsistent with the requirements of the Agreement.

            8.3. DIRECTLY OR INDIRECTLY. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 9. MISCELLANEOUS.

            9.1. REGISTERED NOTES. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the "Note Register"), and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided and under such reasonable regulations as it may prescribe, any Note issued pursuant to this Agreement.

            At any time and from time to time the registered holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing.

            The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such registered holder.

            9.2. EXCHANGE OF NOTES. At any time and from time to time, upon not less than ten days' notice to that effect given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to SECTION9.1, this SECTION9.2 or SECTION9.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to the holder, except as set forth below, Notes for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, in the denomination of $100,000 or any amount in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so

Super Food Services, Inc.                                         Note Agreement

surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, payable to such Person or Persons, or order, as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

            9.3. LOSS, THEFT, ETC. OF NOTES. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event or such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent institutional holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

            9.4. EXPENSES, STAMP TAX INDEMNITY. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of your out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Chapman and Cutler, your special counsel, duplicating and printing costs and charges for shipping the Notes, adequately insured to you at your home office or at such other place as you may designate, and all such expenses relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, and amendments, waivers or consents resulting from any work-out, restructuring or similar proceedings relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save you harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement.

            9.5. POWERS AND RIGHTS NOT WAIVED; REMEDIES CUMULATIVE. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to and are not exclusive of any rights or remedies any such holder would otherwise have, and no waiver or consent, given or extended pursuant to SECTION7 hereof, shall extend to or affect any obligation or right not expressly waived or consented to.

Super Food Services, Inc.                                        Note Agreement


         9.6. NOTICES. All communications provided for hereunder shall be in writing and, if to you, delivered or mailed by registered mail, certified mail, or overnight air courier, in each case prepaid and addressed to you at your address appearing on Schedule I to this Agreement or such other address as you or the subsequent holder of any Note initially issued to you may designate to the Company in writing, and if to the Company, delivered or mailed by registered mail, certified mail or by overnight air courier, in each case prepaid and addressed to the Company at Kettering Box 2323, Dayton, Ohio 45429, Attention: Secretary, or to such other address as the Company may in writing designate to you or to a subsequent holder of the Note initially issued to you.

         9.7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes.

         9.8. SURVIVAL OF COVENANTS AND REPRESENTATIONS. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

         9.9. SEVERABILITY. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts, or portion which may, for any reason be hereafter declared invalid.

         9.10. GOVERNING LAW. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with Ohio Law.

         9.11. CAPTIONS. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Super Food Services, Inc.                                        Note Agreement

         The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

                                               SUPER FOOD SERVICES, INC.

                                               By
                                                  -----------------------------
                                                  Its


Accepted as of November 1, 1989.

                                               [VARIATION]


                                               By
                                                  -----------------------------
                                                  Its

                                        SCHEDULE I


                                                     PRINCIPAL AMOUNT
NAMES AND ADDRESSEES                                   OF NOTES TO BE
  OF PURCHASERS                                         PURCHASED
-------------------                                  -----------------

NATIONWIDE LIFE INSURANCE COMPANY                     $20,500,000
One Nationwide Plaza
Columbus, Ohio 43216
Attention: Corporate Fixed-Income
               Securities



PAYMENTS

         ALL PAYMENTS on or in respect of the
         Notes to be BY BANK WIRE TRANSFER of
         Federal or other immediately available
         funds (identifying each payment as
         Super Food Services, Inc. 9.20% Senior
         Notes Due 2000, principal or interest)
         to:

              AMERITRUST/TRUST No. 30352900
              FAO Nationwide Life Insurance
               Company
              ABA No. 41000687

NOTICES

         ALL NOTICES OF PAYMENT, on or in
         respect of the Notes and written
         confirmation of each such payment to:

              Nationwide Life Insurance Company
              One Nationwide Plaza
              Columbus, Ohio 43216
              Attention: Cash Division,
                       Money and Banking

         ALL NOTICES AND COMMUNICATIONS other
         than those in respect to payments to be
         addressed as first provided above.

NAME OF NOMINEE IN WHICH NOTES ARE TO BE ISSUED: None

                                    SCHEDULE I
                                                               PRINCIPAL AMOUNT
NAME AND ADDRESS                                                OF NOTES TO BE
 OF PURCHASERS                                                    PURCHASED
-------------------                                          -------------------

EMPLOYERS LIFE INSURANCE                                          $ 3,000,000
 COMPANY OF WAUSAU
2000 Westwood Drive
Wausau, Wisconsin 54401
Attention: Investment Department

PAYMENTS

           ALL PAYMENTS on or in respect of the
           Notes to be BY BANK WIRE TRANSFER of
           Federal of other immediately available
           funds (identifying each payment as
           9.20% Senior Notes Due 2000 of Super Food
           Services, Inc., principal, premium or
           interest) to:

                   First Wisconsin National Bank
                   Milwaukee, Wisconsin

                   for credit to First Wisconsin Trust Company
                   (Account No. 112-950-027)

                   for further credit to Employers Life
                   Insurance Company of Wausau
                   Account No. 6600557511.

NOTICES

           ALL NOTICES AND COMMUNICATIONS, including notices with respect to payments and written confirmation of each such payment, to be addressed:

                   Employers Life Insurance Company
                    of Wausau
                   One Nationwide Plaza-33T
                   Columbus, Ohio 43216
                   Attention: Corporate-Fixed Income Securities

NAME OF NOMINEE IN WHICH NOTES ARE TO BE ISSUED: EMPL & Co.

                                    SCHEDULE I

                                                              PRINCIPAL AMOUNT
NAME AND ADDRESS                                                OF NOTES TO BE
 OF PURCHASERS                                                    PURCHASED
-------------------                                          -------------------

WEST COAST LIFE INSURANCE COMPANY                                 $1,500,000
1275 Market Street
San Francisco, California 94103
Attention: Ms. Lina Cruz-Investments

PAYMENTS

               ALL PAYMENTS on or in respect of the
           Notes to be BY BANK WIRE TRANSFER of
           Federal or other immediately available
           funds (identifying each payment as Super
           Food Services, Inc. 9.20% Senior Notes
           Due 2000, principal, premium or interest) to:

                   Security Pacific National Bank
                   Los Angeles, California 90071
                   ABA # 122-0000-43

                   For the Account of West Coast
                    Life Insurance Company's
                   Account No. 811-161020

NOTICES

           ALL NOTICES AND COMMUNICATIONS with
           respect to payments shall be sent to
           West Coast Life Insurance Company at
           the address first described above and
           all other notices and written confirmation of each such payment, to be addressed:

                   West Coast Life Insurance Company
                   One Nationwide Plaza-33T
                   Columbus, Ohio 43216
                   Attention: Corporate-Fixed Income Securities

NAME OF NOMINEE IN WHICH NOTES ARE TO BE ISSUED: None

                              SUPER FOOD SERVICES, INC.

                                  9.20% Senior Note

                                 Due January 10, 2000

NO. R-                                                     _____________,19___
$

           SUPER FOOD SERVICES, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to or registered assigns,
                            on the tenth day of January, 2000
                                the principal amount of

                                                               DOLLARS($    )
and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 9.20% per annum from the date hereof until maturity, payable quarterly on the tenth of each January, April, July and October in each year commencing April 10, 1990, and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the rate of 10.20% per annum after maturity, whether by acceleration or otherwise, until paid. Both the principal hereof and interest hereon are payable at the principal office of the Company in Miamisburg, Ohio in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

           This Note is one of the 9.20% Senior Notes of the Company in the aggregate principal amount of $25,000,000 issued or to be issued under and pursuant to the terms and provisions of separate and several Note Agreements each dated as of November 1, 1989, entered into by the Company with the original purchasers therein referred to and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreements to all the benefits and security provided for thereby or referred to therein, to which Note Agreements reference is hereby made for the statement thereof.

          This Note and the other Notes outstanding under the Note Agreements may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreements.

          The Notes ate not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts with the premium, if any, set forth in Section 2 of the Note Agreements.

          This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.



                                     SUPER FOOD SERVICES, INC.



                                     By-----------------------
                                       Its

                               SUPER FOOD SERVICES, INC.

                                 CLOSING CERTIFICATE



Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, Ohio

Employers Life Insurance Company
 of Wausau
2000 West Wood Drive
Wausau, Wisconsin

West Coast Life Insurance Company
1275 Market Street
San Francisco, California

Gentlemen:

          This certificate is delivered to you in compliance with the requirements of the separate and several Note Agreements dated as of November 1, 1989 (the "AGREEMENTS"), entered into by the undersigned, Super Food Services, Inc., a Delaware corporation (the "COMPANY"), with each of you, and as an inducement to and as part of the consideration for your separate purchases on this date aggregating $25,000,000 principal amount of the 9.20% Senior Notes due January 10, 2000 (the "NOTES") of the Company pursuant to the Agreements. The terms which are capitalized herein shall have the same meanings as in the Agreements.

          The Company represents and warrants to each of you as follows:

            1. SUBSIDIARIES AND JOINT VENTURES. Annex A attached hereto states the name of each of the Company's Subsidiaries and Joint Ventures, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and/or its Subsidiaries. The Company and each Subsidiary has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary and each Joint Venture, free and clear in each case of any lien. All such shares have been duly issued and are fully paid and non-assessable.

            2. CORPORATE ORGANIZATION AND AUTHORITY. The Company, and each Subsidiary.

            (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

            (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and

            (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it


                             EXHIBIT B
                        (to Note Agreement)
    or the nature of the property owned or leased by it makes such licensing or qualification necessary.

            3. BUSINESS AND PROPERTY. You have heretofore been furnished with an Annual Report dated August 26, 1989 (the "1989 REPORT") of the Company and its Subsidiaries prepared thereby which generally sets forth the business conducted and proposed to be conducted by the Company and its Subsidiaries and the principal properties of the Company and its Subsidiaries.

            4. FINANCIAL STATEMENTS. (a) The consolidated balance sheets of the Company and its Subsidiaries as of the fiscal years ended August 31, 1985, August 30, 1986, August 29, 1987, August 27, 1988 and August 26, 1989,
and the statements of income and retained earnings and changes in financial position or cash flows for each of the fiscal years ended on said dates accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification except as therein noted, by Arthur Andersen & Co., have been prepared in accordance with generally accepted accounting principles consistently applied except as therein noted, are correct and complete and present fairly the financial position of the Company and its Subsidiaries as of such dates and the results of their operations and changes in their financial position for such periods. The unaudited consolidated balance sheets of the Company and its Subsidiaries as of November 18, 1989, and the unaudited statements of income and retained earnings and cash flows for the three-month period ended on said date prepared by the Company have been prepared in accordance with generally accepted accounting principles consistently applied, are correct and complete and present fairly the financial position of the Company and its Subsidiaries as of said date and the results of their operations and cash flows for such period.

            (b) Since August 26, 1989, there has been no change in the condition, financial or otherwise, of the Company and its Subsidiaries as shown on the consolidated balance sheet as of such date except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

            5. INDEBTEDNESS. Annex B attached hereto correctly describes all Current Debt, Funded Debt, Capitalized Leases and
Long-Term Leases of the Company and its Subsidiaries outstanding on November 18, 1989.

            6. FULL DISCLOSURE. The financial statements referred to in paragraph 4 do not, nor does the 1989 Report or any other written statement furnished by the Company to you in connection with the negotiation of the sale of the Note (including the 1989 Report), contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company or its Subsidiaries which the Company has not disclosed to you in writing which materially affects adversely nor, so far as the Company can now foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries.

            7. PENDING LITIGATION. There are no proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries. Neither the Company nor any Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

        8. TITLE TO PROPERTIES. The Company and each subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all the real property and has good title to all the other property it purports to own, including that reflected in the most recent balance sheet referred to in paragraph 4, except as sold or otherwise disposed of in the ordinary course of business and except for liens disclosed in notes to the financial statements referred to in paragraph 4 hereof or otherwise permitted by the Agreements.

        9. PATENTS AND TRADEMARKS. The Company and each Subsidiary owns or possesses all the patents, trademarks, trade names, service marks, copyright, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

        10. SALE IS LEGAL AND AUTHORIZED. The sale of the Notes and compliance by the Company with all of the provisions of the Agreements and the Notes--

        (a) are within the corporate powers of the Company and have been duly authorized by proper corporate action on the part of the Company; and

        (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the charter or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any liens or encumbrances on any property of the Company.

        11. NO DEFAULTS. No Default or Event of Default as defined in the Agreements has occurred and is continuing. The Company is not in default in the payment of principal or interest on any Indebtedness for borrowed money and is not in default under any instrument or instruments or agreements under and subject to which any Indebtedness for borrowed money has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

        12. GOVERNMENTAL CONSENT. No approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of the Agreements or the Notes or compliance by the company with any of the provisions of the Agreements or the Notes.

        13. TAXES. All tax returns required to be filed by the Company or any subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before August 27,1983, the Federal income tax liability of the Company and its Subsidiaries has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company and its subsidiaries have entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any proposed additional tax assessment against it for which adequate provision has not been made in its accounts, and no material controversy in respect of additional Federal or state income taxes is pending or to the knowledge to the Company threatened. The provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years, and for its current fiscal period.

        14. USE OF PROCEEDS. The net proceeds from the sale of the Notes will be used to repay outstanding indebtedness, to provide additional working capital and other corporate purposes. None of the transactions contemplated in the Agreements (including, without limitation thereof, the use of proceeds from the issuance of the notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G,T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.
Neither the Company nor any Subsidiary owns or intends to carry or purchase any "margin stock" within the meaning of said Regulation G. None of the proceeds from the sale of the Notes will be used to purchase, or refinance any borrowing, the proceeds of which were used to purchase any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

        15. PRIVATE OFFERING. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes or any similar Security with any Person other than you and not more than two other institutional investors, each of whom was offered a portion of the Notes at private sale for investment. Neither the company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from any Person so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

        16. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. The consummation of the transactions provided for in the agreement and compliance by the Company with the provisions thereof and the Notes issued thereunder will not involve any prohibited transaction within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended. No "employee pension benefit plans", as defined in ERISA ("Plans"), maintained by the Company or any Person which is under common control with the Company within the meaning of Section 4001(b) of ERISA nor does the present value of all benefits vested under all Plans exceed, as of the last annual valuation date, the value of the assets of the Plans allocable to such vested benefits.

        17. COMPLIANCE WITH LAW. neither the Company nor any Subsidiary (a) is in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject; or (b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain would materially adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the company and its Subsidiaries, taken as a whole, or the ability of the Company to perform its obligations contained in the Agreements or the Notes.

        18. COMPLIANCE WITH ENVIRONMENTAL LAWS. The Company is not in violation of any applicable Federal, state, or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could have a material adverse effect on the business, prospects, profits, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole. The Company does not know of any liability or class of liability of the Company or any Subsidiary under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 ET SEQ.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 ET SEQ.).

             Dated:  February 6, 1990

                                     SUPER FOOD SERVICES, INC.


                                     By_____________________________________
                                       Its    Vice Chairman of the Board,
                                              Secretary and General Counsel

                     SUBSIDIARIES AND JOINT VENTURES OF THE COMPANY


1. Subsidiaries:

        Name of              Jurisdiction of      Percentage of Voting Stock
       Subsidiary             Incorporation            Owned by Company
       ----------            ---------------      --------------------------

Gray Bear, Inc.                 Michigan                                100%


2. Joint Ventures:

                                                  Percentage of Voting Stock
        Name of              Jurisdiction of          Owned by the Company
     Joint Venture            Incorporation            and any Subsidiary
     -------------           ---------------      --------------------------

Enon Supermarket, Inc.            Ohio                                   52%

Whitten Enterprises, Inc.         Ohio                                   67%

Monroeville Foods, Inc.           Ohio                                   59%

Bad Axe Food Store, Inc.        Michigan                               49.6%


                                    ANNEX A
                           (to Closing Certificate)

                         DESCRIPTION OF DEBT AND LEASES


1.  Current Debt of the Company and its Subsidiaries outstanding on November
    18, 1989 was as follows:


    Current Portion of Long Term Debt                                                   $1,140,000


    Current Maturities of Obligations Under                                             835,235
     Capitalized Leases

    Notes Payable to Banks                                                              18,000,000
                                                                                        ----------
                                                                                        $19,976,235
                                                                                        ----------
                                                                                        ----------



2.  Funded Debt of the Company and its Subsidiaries outstanding on November
    18, 1989 was as follows:

    (a) Notes, Bonds and other Securities:

    Senior Notes 9.65%                    Teachers Insurance and Annuity                     $13,000,000
                                          Association of America

    Note Payable to Bank                  First National Bank         3,000,000 (1)
                                          of Louisville

    Revolving Credit                      Society Bank N.A.               5,000,000
     Agreement

    Revolving Credit                      Central Trust Bank N.A.         5,000,000
     Agreement

    Term Loan Agreement                   National Bank of Detroit   12,000,000 (2)

    Term Loan Agreement                   National Bank of Detroit          680,000

    Industrial Revenue                    Continental Illinois            5,600,000
     Bonds                                 National Bank                 ----------
                                                                         44,280,000
                                                                         ----------
                                                                         ----------

                                    ANNEX B
                           (to Closing Certificate)


    (b) Guaranteed Obligations

    Hyland Foods, Inc.                                                    $ 16,500

    Stanley Olszewski                                                      125,000

    Bush, Inc.                                                             100,000
                                                                          --------
                                                                         $ 241,500
                                                                          --------
                                                                          --------


    (c) Capitalized Leases:

    Of the Company and its Subsidiaries outstanding at November 18, 1989. Includes the current portion of $835,235.


    Real Property
    -------------------------------------
    5425 Dixie Highway, Bridgeport, Michigan                           $10,420,279
    8291 Chancellor Drive, Orlando, Florida                             10,441,480
    County Route 130, Bellefontaine, Ohio                                1,080,000



    Personal Property
    ------------------------------------

    Cessna Citation I Jet Airplane                                          38,008



    Retail Stores
    -----------------------------------

    All Stores (9)                                                       2,620,674
                                                                         ---------
                                                                       $24,600,441
                                                                       -----------
                                                                       -----------

------------------------
(1) Short term note classified as long-term debt
(2) Paid since 11/18/89



                                    ANNEX B
                           (to Closing Certificate)

3.    Long-Term Leases of the Company and is Subsidiaries outstanding on November 18, 1989 were as follows:

      I.  Liens
      ---------
                                                                                                               Amount
      Designation                    Property Subject to Lien                   Lienholder                     of Lien
      ----------------------------------------------------------------------------------------------------------------

      Real Property           County Route 130, Bellefontaine, OH           Logan County, OH                $5,600,000

      Personal Property       Hawker Siddeley HS-125 Jet Airplane           Fifth-Third Bank, N.A.              44,960


      II. Leases(1)
      ----------
                                                                                                              Annual
      Designation                    Property Subject to Lease                  Lessor                         Rent
      -----------------------------------------------------------------------------------------------------------------

      Capital Leases
      --------------

      Real Property           5425 Dixie Highway, Bridgeport, MI           American Real Estate Holdings   $1,261,850
                                                                             Limited Partnership
      Real Property           8201 Chancellor Drive, Orlando, FL           Pacific Mutual Life Insurance    1,159,296
                                                                             Co.
      Real Property           County Route 130, Bellefontaine, OH          Logan County, OH                   247,375

      Operating Leases
      ----------------

      Real Property           555 E. Huron Ave., Vassar, MI                Sidney Starkman and Irving         101,424
                                                                             Rothbart
      Real Property           212 E. Columbus St., Bellefontaine, OH       Bellefontaine Investors             50,000
      Real Property           100 West Pineloch Avenue, Orlando, FL        Southwestern Warehousing Ltd.       58,740
      Real Property           2002 Directors Row, Orlando, FL              Northwestern Mutual Life           337,217
                                                                            Insurance Co.
      Real Property           6205 Centre Park Drive, Cincinnati, OH       Schumacher-Dugan Construction,       34,392
                                                                             Inc.
      Real Property           520 Nichols Avenue, Muncie, IN               Timothy J. Foley                     4,800
      Real Property           1322 Sander Circle, Indianapolis, IN         F.C. Tucker Company                  5,100


      (1)  The Company also leases 84 retail supermarket locations, most of which are subleased to its affiliated retail customers, which have been omitted from the above schedule.
      None of these individual retail subleases is material to the operations of the Company.


                                                            ANNEX B
                                                   (to Closing Certificate)

                                                                                                     Annual
Designation            Property Subject to Lease                        Lessor                        Rent
------------------------------------------------------------------------------------------------------------
Real Property          901 Henry Street Bellefontaine, OH       Discon Services, Inc.                246,252
Real Property          6000 Creek Road, Blue Ash, OH            Tricon Properties, Inc.              132,380
Real Property          Corunna Road, Flint, MI                  Lansing Wholesale Grocery Co.        122,699

Capital Leases
--------------
Personal Property      Cessna Citation I Jet Airplane           Bank One, Indianapolis, NA            97,730

Operating Leases
----------------
Personal Property      Highway Tractors, Bridgeport, MI         First Federal Savings and Loan       417,184
                                                                  Assoc.
Personal Property      Highway Tractors, Orlando, FL            Hertz-Penske Leasing, Inc.           269,100
Personal Property      Highway Tractors, Orlando, FL            Hertz-Penske Leasing, Inc.           372,600
Personal Property      Highway Tractors, Orlando, FL            Hertz-Penske Leasing, Inc.           248,400
Personal Property      Highway Tractors, Orlando, FL            Hertz-Penske Leasing, Inc.           248,400
Personal Property      Rapistan System(A), Bridgeport, MI       Security-Pacific Leasing Corp.       233,052
Personal Property      Rapistan System(B), Bridgeport, MI       Security-Pacific Leasing Corp.        74,520
Personal Property      Rapistan System(E), Bridgeport, MI       Security-Pacific Leasing Corp.        82,032
Personal Property      Automobiles                              Various                              357,954





                                       ANNEX B
                            (to Closing Certificate)

                   DESCRIPTION OF CLOSING OPINION OF SPECIAL COUNSEL

           The closing opinion of Chapman and Cutler, special counsel to the Purchasers, called for by -section-4.2 of the Note Agreement, shall be dated the Closing Date and addressed to the Purchasers, shall be satisfactory in form and substance to the Purchasers and shall be to the effect that:

            (1) The Company is a corporation, duly incorporated, legally existing and in good standing under the laws of the State of Delaware, has corporate power and authority and is duly authorized to enter into and perform the Note Agreements and to issue the Notes and incur the Indebtedness to be evidenced thereby;

            (2) The Note Agreements have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding contracts and agreements of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principals of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

            (3) The Notes have been duly authorized by proper corporate action on the part of the Company, have been duly executed by authorized officers of the Company and delivered and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

            (4) No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any Federal governmental body is necessary in connection with the execution and delivery of the Note Agreements or the Notes; and

            (5) The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreements is an exempt transaction under the Securities Act of 1933, as amended, and does not under existing law require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture in respect thereof under the Trust Identure Act of 1939, as amended.

           The opinion of Chapman and Cutler shall also state that the opinion of John Demos, Vice Chairman of the Board, Secretary and General Counsel, is satisfactory in scope and form to Chapman and Cutler and that, in their opinion, the Purchasers are justified in relying thereon and shall cover such other matters relating to the sale of the Notes as the Purchasers may reasonably request. With respect to matters of fact upon which such opinion is based, Chapman and Cutler may rely on appropriate certificates of public officials and officers of the Company.

                                        EXHIBIT C
                                   (to Note Agreement)

             DESCRIPTION OF CLOSING OPINION OF COUNSEL TO THE COMPANY

           The closing opinion of John Demos, Vice Chairman of the Board, SEcretary and General Counsel of the Company, which is called for by -section-4.2 of the Note Agreement, shall be dated the Closing Date and addressed to the Purchasers, shall be satisfactory in scope and form to the Purchasers and shall cover the matters referred to in paragraphs 1 through 5 of Exhibit C (except that in the case of paragraph 4, said opinion shall also cover Ohio law) and shall also be to the effect that:

            (1) The Company has full power and authority and is duly authorized to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary;

            (2) Each Subsidiary is a corporation duly organized, legally existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary and all of the issued and outstanding shares of capital stock of each such Subsidiary have been duly issued, are fully paid and non-assessable and are owned by the Company, by one or more Subsidiaries, or by the Company and one or more Subsidiaries; and

            (3) The issuance and sale of the Notes and the execution, delivery and performance by the Company of the Note Agreements do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any lien or encumbrance upon any of the property of the Company pursuant to the provisions of any charter document or By-laws of the Company or any agreement or other instrument known to such counsel to which the Company is a party or by which the Company may be bound.

           The opinion of John Demos, Vice Chairman of the Board, Secretary and General Counsel of the Company shall cover such other matters relating to the sale of the Notes as the Purchasers may reasonably request. With the respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company.